Exhibit 99.1

SCOLR Pharma, Inc. Announces Intention to Voluntarily Delist

From NYSE AMEX Exchange

BOTHELL, WA, December 22, 2010, - SCOLR Pharma, Inc., a Delaware corporation (“SCOLR”) (NYSE AMEX: DDD), today announced that it notified the NYSE Amex Exchange (the “Exchange”) of its intent to file a Form 25 with the Securities and Exchange Commission (the “Commission”) to effect the voluntary withdrawal of SCOLR’s common stock from listing on the Exchange. SCOLR plans to file the Form 25 with the Commission on or about January 3, 2011. SCOLR expects that its common stock will cease trading on the Exchange upon the effectiveness of its withdrawal from listing, which will occur ten calendar days following the filing of a Form 25. SCOLR anticipates that its common stock will begin quotation on the OTC Bulletin Board thereafter.

SCOLR is voluntarily withdrawing its common stock from listing on the Exchange because it has determined that it cannot reasonably expect to regain compliance with the Exchange’s continued listing standards by December 27, 2010, the date of expiration of a compliance extension period afforded by the Exchange. SCOLR believes that voluntary withdrawal will provide a more orderly transition of trading in its common stock to the OTC Bulletin Board or similar quotation service, and anticipates that its common stock will begin quotation on the OTC Bulletin Board after the effectiveness of withdrawal of its common stock from listing on the Exchange.

As previously disclosed, SCOLR was notified by the Exchange (i) that it was not in compliance with Section 1003(a)(iii) of the NYSE Amex Company Guide (the “Company Guide”) because it had stockholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years; and (ii) that it did not meet the continued listing standard set forth in Section 1003(a)(ii) of the Company Guide because it had stockholders’ equity of less than $4 million and losses from continuing operations and net losses in three of its four most recent fiscal years.

SCOLR was also notified that it did not meet the continued listing standard set forth in Section 1003(a)(iv) of the Company Guide because it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable as to whether SCOLR would be able to continue operations and/or meet its obligations as they mature. On April 13, 2010, SCOLR received notice from the Exchange that it had resolved the continued listing deficiency with respect to Section 1003(a)(iv) of the Company Guide.

As permitted by Exchange rules, SCOLR submitted a plan of compliance on July 28, 2009, that, together with subsequent supplements, advises the Exchange of action SCOLR had taken and intends to take to regain compliance with the continued listing standards. The Exchange accepted this plan of Compliance and granted SCOLR an extension period within which to regain compliance. The extension period is scheduled to expire on December 27, 2010.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

Cautionary Note Regarding Forward Looking Statements:

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the anticipated timing of effectiveness of the delisting of SCOLR’s common stock from the Exchange, the anticipated quotation of our common stock on the OTC Bulletin Board and the orderliness and timing of the transition of trading in its common stock. These forward-looking statements involve risks and uncertainties, including activities, events or developments that SCOLR expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our failure or the failure of others to timely comply with applicable rules of the Exchange, the SEC, the OTC Bulletin Board or the Financial Industry Regulatory Authority (FINRA). For example, SCOLR must rely on market makers to submit an application to permit quotation of its common stock on the OTC Bulletin Board. If such application is not accepted, or is not timely filed, SCOLR’s efforts to transition the trading of its common stock on the OTC Bulletin Board may be delayed or unsuccessful. Additional assumptions, risks and uncertainties related to SCOLR’s business are described in detail in its registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in its Annual Report on Form 10-K, as supplemented by its quarterly reports on Form 10-Q. Such filings are available on SCOLR’s website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. SCOLR undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050